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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of The Williams Companies, Inc. for the registration of $2,500,000,000 of Debt and Equity Securities, Warrants, Purchase Contracts and Units and to the incorporation by reference therein of our report dated February 28, 2001, except for the matters described in Note 3, as to which the date is April 23, 2001, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2001.

                                        /s/ ERNST & YOUNG LLP

Tulsa, Oklahoma
December 20, 2001